EXHIBIT 99

FOR IMMEDIATE RELEASE:

                                                                                                                                                                                          NEWS
December 8, 2000                                                                                                                                                                                 Nasdaq National Market/AVRT
                                                                                                                                                                                                                      http://www.avert.com

AVERT, INC. BOARD OF DIRECTORS APPROVES ONE MILLION DOLLARS
($1,000,000) FOR REPURCHASE OF SHARES IN OPEN MARKET

FORT COLLINS, Colorado – Avert, Inc. (NASDAQ National Market/AVRT), an Internet-based information services company providing employment screening and human resource solutions to a diverse nationwide client base, announced today that its board of directors has approved an expenditure of up to $1 million to repurchase its shares in the open market.

“Avert’s board of directors believes that current stock prices present an opportunity for the Company to repurchase its stock at a great value for the shareholders” stated Dean Suposs, President of Avert. “We believe that the stock is currently under-valued given that we have had a EPS growth rate of 56 percent and a top-line growth rate of 46 percent through three quarters this year. In contrast, the stock is trading at a multiple of 15, using trailing annual earnings, and less than a multiple of 10, using analyst consensus for projected 2001 earnings.”

The funds used to repurchase the shares will come solely from past retained earnings and any shares repurchased will be retired as authorized but unissued shares of common stock. The actual number of shares that will be purchased will be dependent on the value of the Company’s stock in the open market.

About Avert, Inc.

Avert, Inc. provides employment background checks and HR solutions to over 14,000 clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks and much more. Avert also offers certified HR support for post- and pre-hire employment issues. Visit our headquarters at www.avert.com.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link - 800.367.5933 x 217 or link@avert.com

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